Exhibit 99.1

[JAMES RIVER GROUP LOGO]

FOR IMMEDIATE RELEASE	Contact:	Michael Oakes Chief Financial Officer (919) 883-4171

JAMES RIVER GROUP ANNOUNCES COMPLETION OF ACQUISITION

BY THE D. E. SHAW GROUP AND OTHER INVESTORS

IN $573 MILLION TRANSACTION

CHAPEL HILL, North Carolina - (December 11, 2007) - James River Group, Inc. (NASDAQ: JRVR) today announced the completion of its previously announced merger with a subsidiary of Franklin Holdings (Bermuda), Ltd., a Bermuda-based holding company whose investors include entities in the D. E. Shaw group; The Goldman Sachs Group, Inc.; Sunlight Capital, a private equity-oriented affiliate of Elliott Associates, L.P.; and Lehman Brothers. Under the terms of the merger agreement, stockholders of James River will be entitled to receive $34.50 in cash per share. The transaction has a total equity value of approximately $573 million.

The transaction was approved by the stockholders of James River at a special meeting held on November 6, 2007. On November 30, 2007, James River announced that certain entities in the D. E. Shaw group had received approvals for the transaction from the Ohio Department of Insurance and the North Carolina Department of Insurance and that the closing would be held on or about December 11, 2007.

As a result of this transaction, James River’s common stock, which prior to the transaction traded on the Nasdaq Global Market under the symbol “JRVR,” will cease to trade as of the close of the market today and will be delisted.

J. Adam Abram, President and Chief Executive Officer, commented, “Our management team has been especially fortunate to work with an extraordinary Board of Directors over the past few years. We salute their contributions and particularly thank our Chairman, Richard Wright, who has been a tremendous leader of our Board and a great source of wise counsel to me and our management team. We would also like to thank all of our shareholders who honored us with their investment in James River.”

Mr. Abram added, “Our employees and managers have provided the leadership, creativity, insight, hard work, and inspiration that has made our Company successful. The closing of this transaction represents the next stage of our development as a team. We approach our endeavor with our new investors with the same excitement and enthusiasm we had when we first started our Company.”

“Our investment in James River Group is a welcome addition to our growing private equity portfolio,” said Bryan Martin, co-head of U.S. private equity at the D. E. Shaw group. “We believe we are investing in a great company with extraordinary management. We think our long-term perspective is ideally suited to the strategies that are being executed by the company and the talented managers at James River Insurance Company, Stonewood Insurance Company, Align Financial Group, and the newly formed JRG Reinsurance Company. We look forward to supporting Adam Abram and his colleagues as they continue to pursue the goal of consistently generating underwriting profits through a variety of market conditions and growth opportunities.”

About James River Group, Inc.

James River Group, Inc. is an insurance holding company that primarily owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company’s two insurance company subsidiaries is rated “A-” (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states, the U.S. Virgin Islands and the District of Columbia; and workers’ compensation, primarily for the residential construction industry in North Carolina and, in 2007, Virginia.

About the D. E. Shaw Group

The D. E. Shaw group is a global investment management firm with more than 1,300 employees; approximately $35 billion in aggregate investment capital as of November 1, 2007; and offices in North America, Europe, and Asia. Since its organization in 1988, the firm has earned an international reputation for financial innovation, technological leadership, and an extraordinarily distinguished staff.

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Cautionary Notice Regarding Forward Looking Statements

Certain matters discussed in this release and future releases may be forward-looking statements. These forward-looking statements are based on current expectations, estimates, forecasts, and projections of future Company or industry performance based on management’s judgment, beliefs, current trends, and market conditions. Actual outcomes and results may differ materially from what is expressed, forecasted, or implied in any forward-looking statement. Forward-looking statements may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this press release, including, among other things, the factors discussed in James River Group’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2006, most recent quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007, and other filings with the Securities and Exchange Commission. James River Group undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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